EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S‑1 of Scientific Industries, Inc. for the registration of common stock, of our report dated March 31, 2025, with respect to the financial statements of Scientific Industries, Inc. included in the Annual Report on Form 10‑K for the year ended December 31, 2024. Our report contains an explanatory paragraph describing conditions that raise substantial doubt about the company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements. We also consent to the reference to our firm under the caption “Experts” in this registration statement.

/s/ Forvis Mazars, LLP

New York, New York

July 1, 2025